AGREEMENT



                     Dated Effective as of January 1, 1999



                                    Between



                             APACHE OVERSEAS, INC.


                                      and


                                FX ENERGY, INC.





                  Pertaining to Oil & Gas Operations in Poland

                                   AGREEMENT

This Agreement (this "Agreement"), is entered into effective as of January 1, 1999, by and between FX Energy, Inc., a Nevada corporation, and its subsidiaries and affiliates through which it owns interests and carries out activities in Poland (collectively, "FXEN"), and APACHE Overseas, Inc., a Delaware corporation , and its subsidiaries and affiliates through which it owns interests and carries out activities in Poland (collectively, "APACHE").

                                    RECITALS

A.FXEN and APACHE hold certain rights to explore for and exploit natural gas and oil in certain lands in the Republic of Poland and have been conducting exploration operations in Poland pursuant to various agreements.

B.In light of their experience working together in Poland, FXEN and APACHE now wish to broaden their area of common interests and operations in Poland and modify certain provisions of their existing agreements to conform more closely with actual operational experience.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1.     AREA OF MUTUAL INTEREST

FXEN and APACHE hereby establish an area of mutual interest ("AMI") consisting of all lands within the Republic of Poland except FXEN's Baltic concession. The AMI shall expire three years after the effective date of this Agreement unless extended from year to year by mutual agreement. The parties plan to cooperate in the selection and acquisition of additional hydrocarbon interests in Poland. However, if either party acquires a hydrocarbon interest of any kind within the AMI in which the other party is not an equal participant, then the acquiring party shall, within 20 days after execution of an agreement therefor, offer the same to the non-acquiring party for the latter's participation on a "ground floor" 50%/50% basis, subject to proportional reduction if and to the extent of any POGC or other third party participation. The provisions of this article 1 specifically supersede: (i) article 4 of the Lublin Participation Agreement (defined below in article 3); (ii) article 4 of the Pomeranian Participation Agreement (defined below in article 5); and (iii) article 4 of the Carpathian Participation Agreement (defined below in article 6).

ARTICLE 2.     INTERESTS IN WARSAW WEST AREA

APACHE hereby agrees to take such actions and execute such documents as may be necessary or appropriate so that APACHE and FXEN each shall own directly or indirectly through one or more affiliates a 50% beneficial interest in the "Warsaw West Usufruct" which covers all or part of the following blocks: 211, 212, 213, 214, 231, 232, 233, 234, 251, 252, 253, 254, and 274. Subject to
article 7 of this Agreement, FXEN shall pay 50% of all costs incurred hereafter in connection with the Warsaw West Usufruct, but shall not be required to reimburse any costs already incurred. The rights and obligations of FXEN and APACHE in the Warsaw West Usufruct shall be governed by application, mutatis mutandis, of the provisions of the Lublin Participation Agreement (defined below in article 3), except for articles 2 and 4 thereof.

ARTICLE 3.     INTERESTS IN THE LUBLIN AREA

APACHE and FXEN have an existing agreement, that certain Participation Agreement dated effective as of April 16, 1997, between Apache Overseas, Inc., and FX Energy, Inc., pertaining to the Lublin Area Concessions (the "Lublin Participation Agreement"). APACHE and FXEN hereby amend article 1.5 of the Lublin Participation Agreement by deleting the words", except with respect to the Lubex Usufruct, where only the interest of FXEN shall be reduced thereby". The effect of this amendment is that the interests of APACHE and FXEN will be reduced in equal proportions to the extent POGC exercises its option to participate in any of the lands covered by the "Lubex Usufruct". APACHE and FXEN hereby amend article 2.6 of the Lublin Participation Agreement by deleting the second full sentence. The effect of this amendment is to eliminate the now superfluous provision for compensatory payment to FXEN in the event of a disproportionate reduction in its interest in the "Lubex Usufruct".

ARTICLE 4.     OBLIGATIONS IN LUBLIN AREA

APACHE and FXEN hereby amend article 2.3 of the Lublin Participation Agreement by replacing the last sentence in its entirety with the following: "Apache shall spud at least two of the First Phase Required Wells on or before December 31, 1998, at least two more on or before June 30, 1999, and the remaining three on or before December 31, 1999." This amendment shall be effective for all purposes as of April 16, 1997, the effective date of the Lublin Participation Agreement.

ARTICLE 5.     OBLIGATIONS IN POMERANIAN AREA

FXEN acknowledges that APACHE made an effective election to join in the Pomeranian Usufruct in accordance with that certain Participation Option Agreement dated effective as of February 27, 1998, between Apache Overseas, Inc., and FX Energy, Inc., pertaining to the Pomeranian Area Concession (the "Pomeranian Participation Agreement"). In light of APACHE's grant to FXEN with respect to the Warsaw West Usufruct, FXEN hereby agrees to forego the special disproportionate payments that otherwise would be required of APACHE after the date of this Agreement. Specifically, the parties agree to amend the Pomeranian Participation Agreement by deleting article 2 thereof in its entirety. Subject to article 7 of this Agreement, FXEN shall pay 50% of all costs incurred hereafter in connection with the Pomeranian Usufruct, but shall not be required to reimburse any costs already incurred. FXEN hereby acknowledges that the condition subsequent specified in the final sentence of article 1.4 of the Pomeranian Participation Agreement has been satisfied.

ARTICLE 6.     OBLIGATIONS IN CARPATHIAN AREA

APACHE and FXEN have an existing agreement, that certain Participation Agreement dated effective as of February 27, 1998, between Apache Overseas, Inc., and FX Energy, Inc., pertaining to the Western Carpathian Concession (the "Carpathian Participation Agreement"). APACHE and FXEN hereby amend article 2.3 of the Carpathian Participation Agreement by replacing the last sentence in its entirety with the following: "Apache shall spud the first two Required Earning Wells in the Western Carpathian Usufruct on or before December 31, 2000, and the remaining Required Earning Well in the Western Carpathian Usufruct on or before June 30, 2001."

ARTICLE 7.     OVERHEAD OBLIGATIONS

Notwithstanding anything to the contrary in this Agreement or in any other prior agreement by which FXEN and APACHE are bound, FXEN shall have no obligation to pay any overhead incurred during 1999 in connection with APACHE's operations in Poland. Beginning January 1, 2000, FXEN shall pay its proportionate share of APACHE's net overhead in Poland except that such obligation shall not commence in connection with the Lublin and Carpathian project areas until APACHE has completed its earning requirements.

ARTICLE 8.

FXEN has agreed in articles 4 and 6 hereof to allow additional time for APACHE to drill the required wells in the Lublin and Carpathian Usufructs, and APACHE and FXEN have agreed in article 1 to an AMI covering Poland. These provisions allow the operator to allocate time and resources to evaluating the best opportunities available to the parties regardless of where in Poland they may be located. This will encourage pursuit of the most promising prospects available, and it may happen that the parties will wish to drill a well which could not be considered one of the Required Wells. In such event, FXEN shall have the right to elect to be carried in such well in lieu of its right to be carried in one of the remaining Required Wells.

ARTICLE 8.  FURTHER ASSURANCE

The parties agree to execute and deliver to each other all such additional documents and instruments and do all such further acts and things as may be reasonably requested by any party to effectively carry out the intent of this Agreement.

ARTICLE 9.  AMENDMENT; PRIOR AGREEMENTS

This Agreement may only be altered, varied or amended by written instrument executed by all the parties. To the extent of any conflicts or inconsistencies, and only to such extent, this Agreement supersedes all prior agreements between FXEN and APACHE.

ARTICLE 10.  NOTICES

Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (confirmed by telefax/facsimile) or telefax/facsimile to, the relevant address set out below or such other addresses as any party wishing to change its address may notify to the other party from time to time. Any such notice given as aforesaid shall be deemed to have been given or received at the time of delivery (if delivered by hand), the first working day next following the day of sending (if sent by facsimile) and the first working day next following the day of receipt (if sent by post).

     Andy Pierce, COO                    Floyd R. Price, President
     FX Energy, Inc.                     APACHE Overseas, Inc.
     3006 Highland Drive, Suite 206      2000 Post Oak Boulevard
     Salt Lake City, UT  84106           Houston, TX 77056-4400
     Telephone:   1-801-486-5555         Telephone:    1-713-296-6000
     Fax:         1-801-486-5575         Fax:          1-713-296-6451

ARTICLE 11.  TERMINATION

In the event of termination of this Agreement for any reason, such termination shall be without prejudice to any rights, liabilities and obligations accrued or outstanding at the date of termination or otherwise arising in respect of operations carried out prior to such termination.

ARTICLE 12.  GOVERNING LAW/ARBITRATION

12.1 The laws of Texas shall govern the validity, construction, interpretation, and effect of this Agreement, excluding any choice of law rules which would otherwise require the application of laws of any other jurisdiction.

12.2 Any dispute arising in connection with this Agreement shall be exclusively and finally settled by arbitration in Houston in accordance with the Rules of the American Arbitration Association, which shall be the appointing authority in case of need.

The arbitration panel shall render its decisions in writing, and such written decisions and conclusions with respect to the disputes so settled shall be final and binding on the parties to the arbitration proceeding, and confirmation and enforcement of the awards so rendered may be obtained and entered in any court having jurisdiction thereof.
In WITNESS whereof the parties have caused this Agreement to be executed by their duly authorized representatives the day month and year first above written.


FX Energy, Inc.                         Apache Overseas, Inc.



By:/s/ Andrew W. Pierce                 By:/s/ Floyd R. Price